SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 18)*

                              LAWSON PRODUCTS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   520776 10 5
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                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / /  Rule 13d-1(b)
         / /  Rule 13d-1(c)
         /X/  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.  520776 10 5                                          Page 2 of 4
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1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sidney L. Port

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                    (b) / /
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION

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                    5       SOLE VOTING POWER
     NUMBER OF
                            3,379,495
      SHARES        _______________________________________________________
                    6       SHARED VOTING POWER
   BENEFICIALLY
                            None
     OWNED BY       _______________________________________________________
                    7       SOLE DISPOSITIVE POWER
       EACH
                            3,379,495
     REPORTING      _______________________________________________________
                    8       SHARED DISPOSITIVE POWER
    PERSON WITH
                            None
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,379,495
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                / /


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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         32%
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12       TYPE OF REPORTING PERSON*

         IN
---------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.         520776 10 5                                  Page 3 of 4


Item 1(a)         Name of Issuer:  Lawson Products, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  1666 East Touhy Avenue
                  Des Plaines, IL  60018

Item 2(a)         Name of Person Filing: Sidney L. Port

Item 2(b)         Address of Principal Business Office

                  1666 East Touhy Avenue
                  Des Plaines, IL  60018

Item 2(c)         Citizenship:  U.S.A.

Item 2(d)         Title of Class of Securities:

                  Common Stock, $1.00 par value

Item 2(e)        CUSIP Number: 520776 10 5

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: Not Applicable

                 (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                 (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                 (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                 (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                 (e) [ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

                 (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

                 (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

                 (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                 (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

CUSIP NO. 520776 10 5                                            Page 4 of 4


                 (j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

                 If this statement is filed pursuant to 240.13d-1(c), check this box. [ ]

Item 4.       Ownership:

        (a)   Amount beneficially owned as of December 31, 1998:
              3,379,495

        (b)   Percent of class:  32%

        (c)   Number of shares as to which such person has:

        (i)  Sole power to vote or to direct the vote...  3,379,495

       (ii)  Shared power to vote or to direct the vote.  None

      (iii)  Sole power to dispose or to direct the
             disposition of.............................  3,79,495

       (iv)  Shared power to dispose or to direct the
             disposition of.............................  None

Item 5.      Ownership of Five Percent or Less of a Class:  Not Applicable

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person:
             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
             Company:  Not Applicable

Item 8.      Identification and Classification of Member of the Group:
             Not Applicable

Item 9.      Notice of Dissolution of Group:  Not Applicable

Item 10.     Certification:  Not Applicable


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  February 1, 1999


                                               /s/ Sidney L. Port
                                                   Sidney L. Port